EXHIBIT 11

                 CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                     COMPUTATION OF NET INCOME PER SHARE
                       FOR THE YEARS ENDED DECEMBER 31,
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
                                                                   1997            1996            1995
                                                                   ----            ----            ----
Weighted average number of common shares outstanding used
  in basic earnings per share calculation                         5,065,294       4,772,082       4,661,332

Shares issuable pursuant to stock option plans and stock
  warrants                                                          197,762         121,020

Shares issuable under the Convertible Subordinated
  Debentures                                                        625,232         646,154
                                                                ------------    ------------    ------------

Weighted average shares outstanding used in diluted earnings
  per share calculation                                           5,888,288       5,539,256       4,661,332
                                                                ============    ============    ============

Net income (loss) from continuing operations                    $  (862,000)    $    50,000     $(1,442,000)
                                                                ============    ============    ============

Net income from discontinued operations                         $ 2,470,000     $ 1,231,000     $ 1,083,000
                                                                ============    ============    ============

Net income (loss) used in calculation of basic earnings per
  share                                                         $ 1,608,000     $ 1,281,000     $  (359,000)

Interest, net of tax, on Convertible Subordinated Debentures    $   263,000     $   162,000
                                                                ------------    ------------    ------------
Net income used in calculation of diluted earnings per share    $ 1,871,000     $ 1,443,000     $  (359,000)
                                                                ============    ============    ============

Basic earnings per share:
Net income (loss) per share from continuing operations          $      (.17)    $       .01     $      (.31)
                                                                ============    ============    ============
Net income per share from discontinued operations               $       .49     $       .26     $       .23
                                                                ============    ============    ============
Net income (loss) per share                                     $       .32     $       .27     $      (.08)
                                                                ============    ============    ============

Diluted earnings per share:
Net income (loss) per share from continuing operations          $      (.10)    $       .04     $      (.31)
                                                                ============    ============    ============
Net income per share from discontinued operations               $       .42     $       .22     $       .23
                                                                ============    ============    ============
Net income (loss) per share                                     $       .32     $       .26     $      (.08)
                                                                ============    ============    ============


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